Exhibit 99.1

NEWS RELEASE

For immediate release

Navient announces agreement that accelerates share repurchase plans

WILMINGTON, Del., Jan. 28, 2020—Navient Corporation (Nasdaq: NAVI) today announced that it has entered into an agreement to repurchase 20,346,464 shares of common stock owned by certain Canyon Partners, LLC affiliates at a purchase price of $14.77 per share.

“This agreement is a unique opportunity to accelerate Navient’s share repurchase plans,” said Jack Remondi, president and CEO, Navient. “Canyon has been a significant shareholder and we’ve appreciated their perspective and input, which will continue to help shape the company’s business plans going forward. We are committed to building upon our exceptional 2019 results, continuing to deliver superior value for our customers and shareholders.”

Navient previously announced a share repurchase program under which it is authorized to repurchase up to $1 billion of Navient’s outstanding common stock. As a result of the shares already repurchased in the open market and this agreement with Canyon, Navient will have approximately $674 million in remaining share repurchase authority. Navient continues to expect its total 2020 share repurchase to be broadly in line with 2019 repurchases and the remaining repurchases are likely to be conducted throughout the year.

The price of the shares repurchased from Canyon’s affiliates equals the closing price of Navient stock on Jan. 27, 2020. Upon completion of the sale, Canyon will no longer hold Navient stock.

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About Navient

Navient (Nasdaq: NAVI) is a leader in education loan management and business processing solutions for education, healthcare and government clients at the federal, state and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin and other locations. Learn more at Navient.com.

Contact:

Media: Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com, Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

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